                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              IKOS Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           [IKOS SYSTEMS, INC.  LOGO]
                            19050 PRUNERIDGE AVENUE
                          CUPERTINO, CALIFORNIA  95014

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 8, 1996


Dear Stockholder:

     You are invited to attend the Annual Meeting of the Stockholders of IKOS Systems, Inc. (the "Company"), which will be held February 8, 1996, at 10:00 a.m. Pacific Standard Time, at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95052 for the following purposes:

     1. To elect the Board of Directors for the Company to serve for the ensuing year.

     2. To approve an amendment and restatement of the Company's 1988 Stock Option Plan increasing by 750,000, from 2,142,857 to 2,892,857 the maximum aggregate number of shares of the Company's Common Stock issuable under the plan, limiting the number of shares for which options may be granted to any employee in any fiscal year, and revising certain other provisions.

     3.   To approve the Company's 1995 Outside Directors Stock Option Plan.

     4.   To approve the Company's 1996 Employee Stock Purchase Plan.

     5. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending September 28, 1996.

     6. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on December 18, 1995 are entitled to notice of, and to vote at, this meeting and any continuations or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the Reception Desk of the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95052.

                                       By Order of the Board of Directors

                                       /s/ JOSEPH W. ROCKOM
                                       -----------------------------------
                                       Joseph W. Rockom, Secretary

Cupertino, California
January 3, 1996

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                               IKOS SYSTEMS, INC.
                            19050 PRUNERIDGE AVENUE
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 255-4567


                   ------------------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                   ------------------------------------------



     The accompanying proxy is solicited by the Board of Directors of IKOS Systems, Inc., a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders to be held February 8, 1996, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is January 3, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

     ANNUAL REPORT. An annual report for the fiscal year ended September 30, 1995, is enclosed with this Proxy Statement.

     VOTING SECURITIES. Only stockholders of record as of the close of business on December 18, 1995, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 7,076,488 shares of Common Stock of the Company, par value $0.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of votes of the outstanding shares shall constitute a quorum for the transaction of business at the meeting.

     SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table contains information as of October 31, 1995 regarding the ownership of the Common Stock of the Company by all persons who, to the knowledge of the Company, were (i) the beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company, (ii) each director and director nominee of the Company, and (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of September 30, 1995 whose salary and bonus for the year ended September 30, 1995 exceeded $100,000 and (iv) all executive officers and directors of the Company as a group.


                                                                        SHARES BENEFICIALLY OWNED
                                                                 ---------------------------------------
                                                                                          PERCENTAGE OF
                                                                                             COMMON
                                                                                              STOCK
NAME OF BENEFICIAL OWNER/(1)/                                     NUMBER OF SHARES/(2)/    OUTSTANDING
-----------------------------                                     ---------------------   --------------
Gerald S. Casilli..............................................   265,310/(3)/                  3.75%
William B. Fazakerly...........................................   139,354/(4)/                  1.96%
Daniel R. Hafeman..............................................   100,627/(5)/                  1.42%
Ramon A. Nunez.................................................   106,252/(6)/                  1.49%
Lutz P. Henckels...............................................   23,824/(7)/                     *
Lawrence A. Melling............................................   50,818/(8)/                     *
James R. Oyler.................................................   27,969/(9)/                     *
Glenn E. Penisten..............................................   20,074/(10)/                    *
All Directors and Executive Officers as a Group (12 persons)...   856,909/(11)/                11.44%


-----------------------
* Less than 1%

/(1)/ Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 19050 Pruneridge Avenue, Cupertino, California 95014.

/(2)/ Except as indicated in the footnotes to the above table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

/(3)/ Includes 35,623 shares subject to options exercisable within 60 days of October 31, 1995. Of such shares, 3,875 are not vested and subject to repurchase by the Company.

/(4)/ Includes 85,021 shares subject to options exercisable within 60 days of October 31, 1995. Also includes 1,250 shares for each of Nathan Fazakerly and Julia Fazakerly held in custodial accounts for which Mr. Fazakerly is custodian.

/(5)/ Includes 49,579 shares subject to options exercisable within 60 days of October 31, 1995.

/(6)/ Includes 101,252 shares subject to options exercisable within 60 days of October 31, 1995.

/(7)/ Includes 11,303 shares subject to options exercisable within 60 days of October 31, 1995.

/(8)/ Includes 47,842 shares subject to options exercisable within 60 days of October 31, 1995.

/(9)/ Includes 27,969 shares subject to options exercisable within 60 days of October 31, 1995.

/(10)/ Includes 11,095 shares subject to options exercisable within 60 days of October 31, 1995.

/(11)/ Includes 450,016 shares subject to options exercisable within 60 days of October 31, 1995.

                             ELECTION OF DIRECTORS


  Management's nominees for election to the Board of Directors at the Annual Meeting of Stockholders are Gerald S. Casilli, Lutz P. Henckels, Ramon A. Nunez, James R. Oyler and Glenn E. Penisten. If elected, each nominee will hold office until the next annual meeting of stockholders or until his successor is elected and qualified unless he shall resign or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as
                                    ----
present in determining if a quorum is present.

  It is intended that votes pursuant to the Proxies will be cast for the named nominees. The persons named in the accompanying form of proxy will vote the shares represented thereby for the following nominees. Management knows of no reason why any of these nominees should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the Proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

  At the 1996 Annual Meeting of Stockholders, five (5) directors of the Company are to be elected for the ensuing year and until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees for election to the office of director, and certain information with respect to their age and background, are set forth below. Messrs. Casilli, Henckels, Nunez, Oyler and Penisten were each elected to his present term of office at the 1995 Annual Meeting of Stockholders of the Company. William B. Fazakerly resigned as Director in April, 1995; and effective immediately upon Mr. Fazakerly's resignation, the authorized number of directors of the Company was reduced from six (6) to five (5).


                          POSITIONS WITH THE            DIRECTOR
NOMINEE                        COMPANY            AGE    SINCE
--------------------   ------------------------   ---   --------

Gerald S. Casilli      Chairman of the Board       56       1986

Lutz P. Henckels       Director                    55       1994

Ramon A. Nunez         Chief Executive Officer,    41       1994
                       President and Director

James R. Oyler         Director                    49       1991

Glenn E. Penisten      Director                    64       1985


          Mr. Casilli has served as Chairman of the Board of Directors of the company since July 1989 and served as Chief Executive Officer from April 1989 to August 1995. He has served as a director since 1986. From January 1986 to December 1989 he was a general partner of Trinity Ventures, Ltd., a venture capital firm that was a former investor in the Company. Mr. Casilli was a general partner of Genesis Capital, a venture capital firm, from February 1982 to 1990. In 1973, Mr. Casilli founded Millennium Systems, a manufacturer of microprocessor development systems, and served as its President and Chief Executive Officer until 1982.

          Mr. Henckels has served as a member of the Board since February 1994. Mr. Henckels has been President of LeCroy Corporation, a supplier of test and measurement equipment, since 1993 and

Chief Executive Officer since 1994. Before joining LeCroy Corporation he was President of U.S. Operations for Racal-Redac, Inc. from 1989 to 1993. From 1983 to 1989 Mr. Henckels was President and Founder of HHB Systems, an electronic design automation company. Prior to his founding HHB Systems, he was President and founder of HHB Softron, an engineering consulting firm. Mr. Henckels is also a director of LeCroy Corporation.

          Mr. Nunez was appointed Chief Executive Officer in August 1995. Mr. Nunez had been President, Chief Operating Officer and Director of the Company since October 1994. He had served as Vice President of Worldwide Sales since July 1993. Mr. Nunez joined the Company in April 1990 as Vice President of North American Sales after five years in sales management with Zycad Corporation. Earlier he was branch sales manager for Cadnetix (now part of Intergraph) in Southern California.

          Mr. Oyler has served as a member of the Board since October 1991. He is presently President, Chief Executive Officer and Director of Evans & Sutherland Computer Corporation ("Evans & Sutherland"). Evans & Sutherland develops, manufactures and markets high performance systems for various applications with demanding graphics requirements. Prior to his position with Evans & Sutherland, Mr. Oyler was president of AMG, Inc., a process machine design company. From 1976 to 1990, Mr. Oyler worked at Harris Corporation, most recently as Senior Vice President and Sector Executive, where he was responsible for nine operating divisions. Prior to his position at Harris Corporation, he held positions as consultant and associate with Booz, Allen & Hamilton in New York, a consulting company.

          Mr. Penisten has been a member of the Board of Directors since September 1985. Since September 1985 he has been a general partner of Alpha Partners, a venture capital firm and former investor in the Company. From January 1985 to August 1985, he was a general partner of P & C Venture Partners, a venture capital firm. From 1982 to 1985, he was a Senior Vice President at Gould AMI. From 1976 to 1982, Mr. Penisten served as Chief Executive Officer of American Microsystems, Inc., a semiconductor manufacturer. Mr. Penisten is also a director of Bell Microproducts, Inc. and Pinnacle Systems, Inc.

          BOARD MEETINGS. During the fiscal year ended September 30, 1995, the Board held eight meetings. No director serving on the Board in fiscal year 1995 attended fewer than 75% of such meetings of the Board and the Committees on which he serves.

          COMMITTEES OF THE BOARD. The Company has an Audit Committee and a Compensation Committee.

          The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee during the fiscal year ended September 30, 1995 were Messrs. Henckels, Oyler and Penisten. During the fiscal year ended September 30, 1995, the Audit Committee held four meetings.

          The Compensation Committee's function is to review and recommend salary and bonus levels for executive officers and certain other management employees and to recommend stock option grants. The members of the Compensation Committee during the fiscal year ended September 30, 1995 were Messrs. Henckels, Oyler and Penisten. During the fiscal year ended September 30, 1995, the Compensation Committee held two meetings. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION OF EXECUTIVE OFFICERS

          The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of September 30, 1995 whose total salary and bonus for the fiscal year ended September 30, 1995 exceeded $100,000, during the fiscal years ended September 30, 1995, October 1, 1994 and October 2, 1993.

                           SUMMARY COMPENSATION TABLE

                                                                         Long Term
                                Annual Compensation                     Compensation
                             -------------------------                  ------------
                                                                           Awards
    Name and Principal                                   Other Annual      Option        All Other
        Position              Year   Salary     Bonus    Compensation    Shares/(5)/   Compensation
------------------------      ----   -------   -------   ------------   ------------   ------------
Ramon A. Nunez/(1)/           1995   105,339   107,000           /(3)/         5,000         -0-
Chief Executive Officer,      1994   236,548       -0-           /(3)/       158,200         -0-
 President and Director       1993   217,501       -0-           /(3)/        17,500         -0-

Gerald S. Casilli/(2)/        1995   153,744    22,147           /(3)/        22,200         -0-
Chairman of the Board         1994   184,031       -0-           /(3)/        12,600         -0-
                              1993   181,289       -0-           /(3)/        17,500         -0-

William B. Fazakerly          1995   166,943    20,132     36,000/(4)/        21,600         -0-
Chief Technical Officer       1994   166,991       -0-     36,000/(4)/        11,450         -0-
                              1993   164,803       -0-     36,000/(4)/        12,500         -0-

Daniel R. Hafeman             1995   139,898    16,779           /(3)/        18,050         -0-
Vice President of             1994   139,131       -0-           /(3)/         9,550         -0-
 Engineering                  1993   137,346       -0-           /(3)/        10,000         -0-

Lawrence A. Melling           1995   117,615    21,869           /(3)/        14,950         -0-
Vice President of             1994   123,000     7,500           /(3)/         7,850         -0-
 Marketing                    1993   103,445    15,000           /(3)/        25,000         -0-


------------------
/(1)/ Mr. Nunez was appointed Chief Executive Officer of the Company in August
      1995.

/(2)/ Mr. Casilli has served as Chairman of the Board of Directors of the company since July 1989 and served as Chief Executive Officer from April 1989 to August 1995. In August 1995, Mr. Casilli resigned from his position as Chief Executive Officer of the Company. Mr. Casilli remains with the Company as its Chairman of the Board and as an employee.

/(3)/ Total amount of personal benefits paid to this executive officer during the fiscal year was less than the lesser of (i) $50,000 or (ii) 10% of such executive officer's total reported salary and bonus.

/(4)/ Amounts were paid to Mr. Fazakerly pursuant to an agreement with the Company to cover increased living expenses in connection with his relocation.

/(5)/ All share and per share data has been adjusted to reflect a one-for-two reverse stock split effective April 24, 1995.

STOCK OPTIONS GRANTED IN FISCAL 1995

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended September 30, 1995, to the persons named in the Summary Compensation Table.


                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 Potential Realizable Value
                                                                                                 at Assumed Annual Rates of
                                                                                                  Stock Price Appreciation
                                     Individual Grants in Fiscal 1995                               for Option Term/(1)/
                          -------------------------------------------------------------------- -----------------------------
                             Number of         % of Total
                            Securities          Options
                            Underlying         Granted to        Exercise or
                              Options         Employees in    Base Price/(3)(4)/    Expiration
Name                      Granted/(2)(3)/     Fiscal Year           ($/Sh)             Date      5% ($)/(3)/   10% ($)/(3)/
---------------------     ---------------     ------------    ------------------    ---------- -------------  -------------
Ramon A. Nunez                  5,000              1.3%              $7.50           4/27/05     $23,600.00    $ 59,750.00

Gerald S. Casilli              15,500              5.7%              $4.50            1/3/05     $43,865.00    $111,135.00
                                6,700                                $5.50            3/7/05     $23,182.00    $ 58,759.00
William B. Fazakerly           14,000              5.5%              $4.50            1/3/05     $39,620.00    $100,380.00
                                7,600                                $5.50            3/7/05     $26,296.00    $ 66,652.00
Daniel R. Hafeman              11,750              4.6%              $4.50            1/3/05     $33,253.50    $ 84,247.50
                                6,300                                $5.50            3/7/05     $21,798.00    $ 55,251.00
Lawrence A. Melling             9,750              3.8%              $4.50            1/3/05     $27,592.50    $ 69,907.50
                                5,200                                $5.50            3/7/05     $17,992.00    $ 45,604.00

----------------------------

/(1)/ Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $7.50 in fiscal 1995 would yield profits of approximately $4.72 per share at 5% appreciation over ten years, or approximately $11.95 per share at 10% appreciation over the same period. One share purchased at $5.50 per share in fiscal 1995 would yield profits of approximately $3.46 per share at 5% appreciation over ten years, or approximately $8.77 per share at 10% appreciation over the same period. One share purchased at $4.50 per share in fiscal 1995 would yield profits of approximately $2.83 per share at 5% appreciation over ten years, or approximately $7.17 per share at 10% appreciation over the same period.

/(2)/ Options granted in fiscal 1995 under the Company's 1988 Stock Option Plan
      (the "1988 Plan") generally vest 12.5% six months after commencement of grant and continue to vest thereafter in equal monthly increments over three and one-half years, conditional upon continued employment with the Company. However, certain stock options granted under the Company's 1988 Plan during the fiscal year ended September 30, 1995 to the persons named in the Summary Compensation Table are immediately exercisable at the date of grant and shares received upon exercise of unvested options are subject to repurchase by the Company. Under the 1988 Plan, the Board retains discretion to modify the terms, including the price, of outstanding options. See "EXECUTIVE COMPENSATION AND OTHER MATTERS-Employment Contracts and Termination of Employment and Change-in-Control Arrangements." See also "APPROVAL OF AMENDMENT AND RESTATEMENT OF 1988 STOCK OPTION PLAN."

/(3)/ All share and per share data has been adjusted to reflect a one-for-two reverse stock split effective April 24, 1995.

/(4)/ All options were granted at fair market value on the date of grant.

OPTION EXERCISES AND FISCAL 1995 YEAR-END VALUES

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended September 30, 1995, and unexercised options held as of September 30, 1995, by the persons named in the Summary Compensation Table. A portion of the shares subject to these options are not yet vested, and thus would be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before these shares had vested.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                      Number of Securities                       Value in Dollars of
                                                     Underlying Unexercised                    Unexercised In-the-Money
                                                     Options at 9/30/95/(1)/                    Options at 9/30/95/(1)/
                                              ----------------------------------------   ----------------------------------
                        Shares
                        Acquired    Value
                          on       Realized
Name                    Exercise      ($)     Exercisable/(2)(3)/  Unexercisable/(4)/   Exercisable/(3)(5)/  Unexercisable/(4)/
------------------------------------------------------------------------------------------------------------------------------------
Ramon A. Nunez          12,143     $ 48,840          82,316              121,383              $652,575             $998,575
Gerald S. Casilli       76,937     $495,782          34,004                6,358              $349,120             $ 46,624
William B. Fazakerly    50,000     $416,250          83,763                4,643              $796,568             $ 34,145
Daniel R. Hafeman       17,000     $113,175          47,619                4,981              $345,188             $ 36,043
Lawrence A. Melling     16,000     $110,250          45,015               11,785              $326,500             $ 91,318


------------
/(1)/ All share and per share data has been adjusted to reflect a one-for-two reverse stock split effective April 24, 1995.

/(2)/ Options granted in fiscal 1995 under the 1988 Plan generally vest 12.5% six months after commencement of grant and continue to vest thereafter in equal monthly investments over three and one-half years, conditional upon continued employment with the Company. However, certain stock options granted under the Company's 1988 Plan during the fiscal year ended September 30, 1995 to the persons named in the Summary Compensation Table are immediately exercisable at the date of grant and shares received upon exercise of unvested options are subject to repurchase by the Company.

/(3)/ Represents shares which are immediately exercisable and/or vested.

/(4)/ Represents shares which are not immediately exercisable and/or unvested.

/(5)/ Based on the closing price of $11.875, as reported on the Nasdaq National
      Market, on September 30, 1995, less the exercise price.


COMPENSATION OF DIRECTORS

     The Company pays each of its outside directors $3,500 per quarter for their services as members of the Board of Directors of the Company.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
     ARRANGEMENTS

     The Company has entered into an employment agreement with Ramon A. Nunez, the Company's Chief Executive Officer, President and Director. Mr. Nunez's employment agreement provides that Mr. Nunez shall receive an annual salary of $195,000. In connection with Mr. Nunez's employment agreement, the Company granted Mr. Nunez an option to purchase 150,000 shares of the Company's Common Stock pursuant to the Company's 1988 Stock Option Plan. Pursuant to Mr. Nunez's employment agreement, Mr. Nunez shall be granted additional options if the Company achieves or exceeds certain earnings per share objectives. Mr. Nunez's employment agreement further provides that Mr. Nunez shall be entitled to a performance bonus of up to $100,000 per year, of which 80% will be earned upon meeting certain revenue and earnings per share targets and 20% will be discretionary and will be granted based upon his job performance and other factors as determined by the Board. Mr. Nunez's employment pursuant to his employment agreement may be terminated by the Company at any time, with or without cause; provided, however, if Mr. Nunez's employment is terminated by the Company for any reason other than cause (as defined in the employment agreement) he shall be entitled to the following severance benefits: (i) payment over a nine (9) month period of a monthly amount equal to his average monthly salary for the twelve (12) months prior to his termination; (ii) continued vesting of stock options granted pursuant to his employment agreement; and (iii) continued provision of employee benefits for the nine (9) month period following termination.

     The Company has also entered into an employment agreement with William B. Fazakerly, the Company's Chief Technical Officer and Director of Corporate Strategy. Mr. Fazakerly's employment agreement with the Company provides that Mr. Fazakerly shall receive an annual salary of $168,000 per year with an advance bonus of $36,000 per year payable in equal bi-weekly installments to be offset dollar-for-dollar by profit sharing and other bonuses Mr. Fazakerly would be eligible to receive each year. Mr. Fazakerly's employment agreement with the Company provides that in the event the Company and Mr. Fazakerly both agree to Mr. Fazakerly's relocation to Cupertino, California, Mr. Fazakerly's expenses shall be reimbursed up to $20,000. Mr. Fazakerly's employment with the Company may be terminated by the Company at any time, with or without cause; provided however, if Mr. Fazakerly's employment is terminated by the Company for any reason other than cause (as defined in his employment agreement) or if Mr. Fazakerly terminates his employment with the Company for cause (as defined in his employment agreement), he shall be entitled to continued salary, insurance, health benefits and stock vesting as he would be entitled to receive if he were continually employed by the Company for a period of six (6) months following termination. Such severance benefits shall be discontinued if Mr. Fazakerly is employed before such six-month period elapses.

     Gerald S. Casilli has served as the Company's Chairman of the Board of Directors since July 1989 and he had served as the Company's Chief Executive Officer from April 1989 to August 1995. Upon Mr. Casilli's resignation as the Company's Chief Executive Officer in August 1995, his salary was reduced to $90,000 per year plus an additional $3,500 per quarter for director's fees. Mr. Casilli remains with the Company as its Chairman of the Board and as an employee.

     The Company has entered into a form of severance agreement with each of its current executive officers. The agreement provides that if within one year of a transfer of control of the Company, as defined in the agreement, an executive officer's employment is terminated by the Company without cause, the executive officer terminates his employment with the Company as a result of being required to relocate, as defined in the agreement, or the executive officer's base salary immediately prior to the transfer of control is reduced, he shall continue to receive his base salary and benefits for a period of one (1) year after his date of termination. In addition, the agreement provides that any unvested stock options held by an executive officer on his date of termination shall become fully vested.

     Options granted under the Company's 1988 Stock Option Plan contain provisions pursuant to which, under certain circumstances, all outstanding options and shares granted under such plan shall become fully vested and immediately exercisable upon a "transfer of control" as defined in such plan. See also "APPROVAL OF AMENDMENT AND RESTATEMENT OF 1988 STOCK OPTION PLAN."


CHANGES TO BENEFIT PLANS

     Option Plan. The Company has proposed the approval of an amendment and restatement of the Company's 1988 Stock Option Plan as the 1995 Stock Option Plan (the "Option Plan") to increase the maximum aggregate number of shares of the Company's Common Stock issuable under the plan by 750,000 shares from 2,142,857 shares to 2,892,857 shares, to limit the number of shares for which options may be granted to any employee in any fiscal year, and to revise certain other provisions as described below under the caption, "APPROVAL OF AMENDMENT AND RESTATEMENT OF 1988 STOCK OPTION PLAN." As of December 5, 1995, no grant of options conditioned on stockholder approval of an increase in the share reserve under the Option Plan had been made to any employee. Currently, non-employee directors of the Company serving on the Compensation Committee are not eligible to participate in the Option Plan. The following table sets forth grants of stock options under the Option Plan during the fiscal year ended September 30, 1995, to (1) the Company's President and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of September 30, 1995 whose total salary and bonus for the year ended September 30, 1995 exceeded $100,000; (2) all current executive officers as a group; and (3) all employees, including all officers who are not executive officers, as a group. Grants under the Option Plan are made at the discretion of the Compensation Committee or the Board of Directors. Accordingly, future grants under the Option Plan are not yet determinable.

     Directors Plan. The Company has also proposed the approval of the Company's 1995 Outside Directors Stock Option Plan (the "Directors Plan"). See "APPROVAL OF 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN." Subject to approval of the Directors Plan by the Company's stockholders, Messrs. Henckels, Oyler and Penisten were each automatically granted an initial option for 10,000 shares on June 20, 1995, the date on which the Board of Directors adopted the Directors Plan. In addition, Messrs. Henckels, Oyler and Penisten will thereafter receive on the date of each annual meeting of the stockholders following which he remains a director an automatic grant of an option to purchase 2,500 shares. The following table sets forth the initial options granted under the Directors Plan, subject to stockholder approval of the Directors Plan, to the current directors who are not executive officers as a group during the fiscal year ended September 30, 1995 and the additional options that will automatically be granted to the current directors who are not executive officers as a group during the fiscal year ending September 28, 1996 if the Directors Plan is approved as proposed and such current directors are reelected by the stockholders. Employee directors are not eligible to participate in the Directors Plan.

     Purchase Plan. The Company has also proposed the approval of the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"). See "APPROVAL OF 1996 EMPLOYEE STOCK PURCHASE PLAN." If approved by the stockholders, the first offering under the Purchase Plan will commence February 8, 1996. Purchases of stock under the Purchase Plan are made at the discretion of participants. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan.

                              NEW PLAN BENEFITS

                                                                           1995 OUTSIDE DIRECTORS STOCK
                                         1988 STOCK OPTION PLAN /(1)/           OPTION PLAN/(1)(2)/
                                         ----------------------------     -------------------------------
                                          EXERCISE PRICE    NUMBER OF      EXERCISE PRICE       NUMBER OF
NAME AND PRINCIPAL POSITION                PER SHARE ($)     SHARES         PER SHARE ($)        SHARES
-----------------------------            ---------------    ---------      --------------       ---------
Ramon A. Nunez                                 $7.50         5,000                   --               --
Chief Executive Officer,
President and Director

Gerald S. Casilli                               $4.50        15,500                   --               --
Chairman of the Board                           $5.50         6,700

William B. Fazakerly                            $4.50        14,000                   --               --
Chief Technical Officer                         $5.50         7,600

Daniel R. Hafeman                               $4.50        11,750                   --               --
Vice President of Engineering                   $5.50         6,300

Lawrence A. Melling                             $4.50         9,750                   --               --
Vice President of Marketing                     $5.50         5,200

All Executive Officers as a group               /(3)/       186,000                   --               --
  (9 persons)

All Outside Directors as a group                   --            --                $9.25      30,000/(4)/
  (3 persons)                                                                      /(5)/       7,500/(6)/

All Non-Executive Officer                       /(7)/       165,000                   --               --
  employees as a group


----------------------------

/(1)/ All share and per share data has been adjusted to reflect a one-for-two reverse stock split effective April 24, 1995.

/(2)/ Only non-employee directors of the Company are eligible to participate in the Directors Plan.

/(3)/ All options were granted at fair market value on the date of grant.
      Exercise prices vary from $4.50 to $10.25 depending on date of grant.

/(4)/ Represents options subject to stockholder approval granted June 20, 1995 to three non-employee directors of the Company. See "APPROVAL OF 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN."

/(5)/ Exercise prices per share are unknown, as they are based upon fair market value at the date of grant.

/(6)/ Represents options to be automatically granted February 8, 1996 if stockholders approve the Directors Plan and re-elect the current non-employee directors of the Company. See "APPROVAL OF 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN."

/(7)/ All options were granted at fair market value on the date of grant.
      Exercise prices vary from $3.50 to $13.25 depending on date of grant.

                     COMPARISON OF STOCKHOLDER RETURN/(1)/

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Stocks (SIC 7370-7379 US & Foreign) for the period commencing October 1, 1990 and ending September 30, 1995.






                        PERFORMANCE GRAPH APPEARS HERE






                                                         NASDAQ
                                                         COMPUTER AND
                                                         DATA
                                            NASDAQ       PROCESSING
                                            STOCK        STOCKS
                             IKOS           MARKET       (SIC 7370-7379
Measurement Period           SYSTEMS        (US          US &
(Fiscal Year Covered)        INC.           COMPANIES)   FOREIGN)
-------------------          ----------     ---------    ----------
Measurement Pt-  9/28/90     $100.0         $100.0       $100.0
9/30/91                      $ 71.9         $157.3       $195.7
9/30/92                      $ 90.6         $176.3       $230.7
9/30/93                      $ 75.0         $231.0       $275.3
9/30/94                      $106.3         $232.9       $306.2
9/29/95                      $296.9         $320.7       $491.8

----------------------------

/(1)/ Assumes that $100.00 was invested September 28, 1990 in the Company's
      Common Stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


     The Compensation Committee is comprised of three outside directors of the Board of Directors and is responsible for setting and monitoring policies governing compensation of executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers, and sets salary and bonus levels and option grants under the Option Plan. The objectives of the Committee are to correlate executive compensation with the Company's business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

SALARY

     Salaries for executive officers are based on a review of salaries for similar positions requiring similar qualifications. In determining executive officer salaries, the Compensation Committee reviews recommendations from management which include information from salary surveys.

     The Compensation Committee annually assesses the performance and sets the salary of the Company's President and Chief Executive Officer, Ramon A. Nunez. Mr. Nunez annually assesses the performance of all other executive officers and recommends salary increases which are reviewed and approved by the Compensation Committee.

     In addition to reviewing performance evaluations the Compensation Committee also reviews the financial condition of the Company in setting salaries.

     In determining the level of compensation for the Company's executive officers, the Compensation Committee establishes both financial and operational based objectives and goals. These goals and objectives include sales and spending forecasts, along with published executive compensation literature for comparable sized companies.

     In particular, Mr. Nunez's compensation as the Company's President and Chief Executive Officer is based on compensation levels of President/Chief Executive Officers of comparable size companies. In addition, the Compensation Committee considers certain incentive objectives based on the Company's performance as it relates to revenue levels and earnings per share levels. For more information regarding the compensation and employment arrangements of Mr. Nunez and other executive officers of the Company, see "EXECUTIVE COMPENSATION AND OTHER MATTERS--Compensation of Executive Officers and Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

BONUSES

     The Compensation Committee administers a bonus plan to provide additional incentives to executives who meet established performance goals for the Company. In consultation with the Chief Executive Officer, the Compensation Committee annually determines the total amount of cash bonuses available for executive officers and certain other management employees. In fiscal 1995, awards under this bonus plan were contingent upon the Company's attainment of revenue and operating profit targets, set by the Compensation Committee in consultation with the Chief Executive Officer. The target amount of the bonus for the Chief Executive Officer and more senior executive officers was set by the Compensation Committee; the amounts of individual bonuses for the remaining executive officers and other management were proposed by the Chief Executive Officer, subject to approval by the Compensation Committee. Awards are weighted so that proportionately higher awards are received when the Company's performance reaches maximum targets, proportionately smaller awards are received when the Company's performance reaches minimum targets and no awards are made when the Company does not meet minimum performance targets.

STOCK OPTIONS

     The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options under the Option Plan. Stock options are granted at the current market price and will only have value if the Company's stock price increases over the exercise price.

     The Compensation Committee determines the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company and previous option grants to such executive officers. Generally, option grants vest 12.5% six months after commencement of employment or six months after the date of grant and continue to vest thereafter in equal monthly installments over three and one-half years, conditional upon continued employment with the Company.


                                   COMPENSATION COMMITTEE

                                   Lutz P. Henckels
                                   James R. Oyler
                                   Glenn E. Penisten

        APPROVAL OF AMENDMENT AND RESTATEMENT OF 1988 STOCK OPTION PLAN

GENERAL

          The Company's 1988 Stock Option Plan (the "1988 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in 1988. The Board of Directors and stockholders have approved from time to time increases in the number of shares issuable under the 1988 Plan, which currently is 2,142,857 shares. As of September 30, 1995, 93,022 shares remained available for future option grants under the 1988 Plan. In October 1995, the Board of Directors amended the 1988 Plan, subject to stockholder approval, to increase by 750,000 shares to 2,892,857 the maximum aggregate number of shares of Common Stock issuable under the plan. In addition, the Board of Directors approved the amendment and restatement of the 1988 Plan as the 1995 Stock Option Plan (the "Option Plan"), subject to stockholder approval. The Option Plan continues the 1988 Plan, extending its term and incorporating other changes described below.

          Effective January 1, 1994, the Internal Revenue Code (the "Code") was amended to limit the amount of compensation paid to a corporation's chief executive officer and four other most highly compensated officers that the corporation may deduct as an expense for federal income tax purposes. To enable the Company to continue to deduct in full all amounts of ordinary income recognized by its executive officers in connection with options granted under the Option Plan, the Board of Directors has limited to 750,000 the maximum number of shares for which options may be granted to any employee in any fiscal year (the "Grant Limit"). However, the Company's stock option grants typically do not approach this limit.

          The stockholders are now being asked to approve the amendment and restatement of the 1988 Plan in the form of the Option Plan described below, including an increase from 2,142,857 to 2,892,857 in the maximum aggregate number of shares of Common Stock issuable under the plan and the establishment of the Grant Limit. The Board of Directors believes that the availability of an adequate stock option program is an important factor in attracting and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders.

DESCRIPTION OF PLAN

          The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

          General. The Option Plan provides for the grant of incentive stock options within the meaning of section 422 of the Code and nonstatutory stock options. As of September 30, 1995, options to purchase 946,843 shares of Common Stock granted under the 1988 Plan had been exercised, options to purchase an aggregate of 1,102,992 shares remained outstanding, and 93,022 shares remained available for grant under the Option Plan.

          Shares Subject to Plan. The stockholders have previously authorized the reservation of an aggregate of 2,142,857 shares of the Company's authorized but unissued shares of Common Stock for issuance upon the exercise of options granted under the 1988 Plan. In October 1995, the Board of Directors amended the 1988 Plan to increase this share reserve by 750,000 shares to an aggregate of 2,892,857 shares. As restated, the Option Plan permits the issuance of reacquired shares as well as previously unissued shares. The Option Plan imposes a Grant Limit under which no employee may receive in any fiscal year options to purchase in excess of 750,000 shares. Appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit, and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant.

          Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. As restated, the Option Plan also authorizes the Board to delegate to the Chief Executive Officer or the Chief Financial Officer the power to grant options for up to 2,000 shares per fiscal year to any eligible person other than an officer or director of the Company.

          The Option Plan authorizes the Board to amend, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. As restated, the Option Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

          Eligibility. Options may be granted under the Option Plan to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. As of September 30, 1995, the Company had approximately 130 employees, including 8 executive officers, and 5 directors. However, the Option Plan provides that no director serving on a committee intended to administer the plan in compliance with Rule 16b-3 under the Exchange Act may be granted an option. Accordingly, the three directors currently serving on the Compensation Committee are ineligible under the Option Plan. As restated, the Option Plan also permits options to be granted to prospective employees and consultants in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. While any person eligible under the Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options.

          Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price of each option granted under the Option Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. While the 1988 Plan provides that any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant, the restated Option Plan imposes this requirement only on the grant of incentive stock options, as required under section 422 of the Code.

          Under the 1988 Plan, the option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a recourse promissory note, or by any combination of these. As restated, the Option Plan permits, in addition to the foregoing, payment by means of an assignment of the proceeds of a loan with respect to some or all of the shares acquired upon the exercise of the option, eliminates the requirement that a promissory note delivered to pay the exercise price be a full recourse note, and permits payment of the exercise price with any other lawful consideration approved by the Board. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant. Unlike the 1988 Plan, the restated Option Plan authorizes the Company to withhold from shares otherwise issuable upon the exercise of an option or to accept the tender of shares of the Company's Common Stock in full or partial payment of any tax withholding obligations.

          Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. However, the Board may also grant options that are exercisable immediately on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of service or if the optionee attempts to transfer any unvested shares. Shares acquired under such options generally vest in installments subject to the optionee's continued service. Currently, the maximum term of an option granted under the 1988 Plan is ten years in the case of an incentive stock option, ten years and one month in the case of a nonstatutory stock option, and five years in the case of any option granted to a Ten Percent Stockholder. As restated, the Option Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Stockholder, in which case the maximum term is five years. Consistent with the Code, the restated Option Plan does not limit the term of a nonstatutory stock option. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, under the restated Option Plan, a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

          Transfer of Control.  The Option Plan provides that, in the event of
(i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Transfer of Control unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

          Termination or Amendment. No options may be granted under the 1988 Plan after January 18, 1998. As restated, subject to stockholder approval, the Option Plan would continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of October 26, 1995, the date on which the Board approved the restatement of the Option Plan. The Option Plan further provides that the period for granting incentive stock options will be extended to a period of ten years following any subsequent approval of an increase in the maximum number of shares issuable under the Option Plan. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of

Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

          Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

          The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

          Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

          The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

          The Board of Directors believes that the proposed amendment and restatement of the 1988 Plan in the form of the Option Plan as described above, including an increase to 2,892,857 in the maximum aggregate number of shares of Common Stock issuable under the plan and the establishment of the Grant Limit described above is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND AND RESTATE THE 1988 PLAN AS THE OPTION PLAN, TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN TO 2,892,857 SHARES AND TO ESTABLISH THE GRANT LIMIT.

              APPROVAL OF 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN


GENERAL

     The Board of Directors adopted, subject to stockholder approval, the 1995 Outside Directors Stock Option Plan (the "Directors Plan") in June 1995. A maximum of 100,000 shares of the Company's Common Stock may be issued under the Directors Plan. The Board of Directors believes that approval of the Directors Plan is in the best interests of the Company and its stockholders because the availability of stock options is an important factor in attracting and retaining highly qualified nonemployee directors essential to the success of the Company and in aligning their long-term interests with those of the stockholders.

DESCRIPTION OF THE PLAN

     The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any stockholder upon request.

     General. The Directors Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company and is intended to qualify as a "formula plan" within the meaning of Rule 16b-3 under the Exchange Act.

     Shares Subject to Plan. A maximum of 100,000 shares of the authorized but unissued or reacquired shares of the Common Stock of the Company may be issued upon the exercise of options granted under the Directors Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms of the automatic option grants described below, and to outstanding options. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the plan and become available for future grants.

     Administration. The Directors Plan is intended to operate automatically without discretionary administration. To the extent administration is necessary, it will be performed by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). However, the Board has no discretion to select the nonemployee directors of the Company who are granted options under the Directors Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options.
The Directors Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Directors Plan. The Board is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Directors Plan or any option.

     Eligibility. Only directors of the Company who are not at the time of option grant employees of the Company or of any parent or subsidiary corporation of the Company (the "Outside Directors") are eligible to participate in the Directors Plan. Currently, the Company has three Outside Directors.

     Automatic Grant of Options. Subject to stockholder approval of the Directors Plan, each Outside Director holding office on June 20, 1995, the date on which the Board adopted the plan (the "Effective Date"), was automatically granted on the Effective Date an option to purchase 10,000 shares of the Company's Common Stock. The Directors Plan further provides that each Outside Director first elected or appointed to the Board after the Effective Date will be granted automatically, on the date of such initial election or appointment, an option to purchase 10,000 shares of Common Stock. An option granted on the Effective Date or on the date of initial appointment or election as an Outside Director is referred to herein as an "Initial Option". The Directors Plan also provides for the automatic annual grant, on the day of each annual meeting of the stockholders of the Company, of an additional option to purchase 2,500 shares of Common Stock (an "Annual Option") to each Outside Director remaining a member of the Board (including a director who previously did not qualify as an Outside Director but who subsequently qualifies) other than an Outside Director receiving an Initial Option on the day of the annual meeting. The first Annual Option granted to an Outside Director initially elected or appointed to the Board of Directors following the preceding annual meeting of the stockholders will be prorated.

     Terms and Conditions of Options. Each option granted under the Directors Plan will be evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors Plan. The exercise price of any option granted under the Directors Plan must equal the fair market value, as determined pursuant to the plan, of a share of the Company's Common Stock on the date of grant. Generally, the fair market value of the Common Stock will be the closing price per share on the date of grant as reported on the Nasdaq National Market. No option granted under the Directors Plan is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee's service with the Company ceases or in the event of a Transfer of Control of the Company, as discussed below. Initial Options granted under the Directors Plan will become exercisable cumulatively in installments of 25% of the shares subject to the option on the day preceding each of the first four annual meetings of the stockholders occurring after the date of grant. Annual Options will become exercisable in full on the day preceding the fourth annual meeting of the stockholders occurring after the date of grant.

     Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

     Transfer of Control. The Directors Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), all options outstanding under the Directors Plan will become immediately exercisable and vested in full prior to the Transfer of Control. In addition, the acquiring or successor corporation may assume or substitute substantially equivalent options for the options outstanding under the Directors Plan. To the extent that the options outstanding under the Directors Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

     Termination or Amendment. The Directors Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may terminate or amend the Directors Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not amend the Directors Plan to increase the total number of shares of Common Stock reserved for issuance thereunder or expand the class of persons eligible to receive options. The provisions of the Directors Plan addressing eligibility to participate in the plan and the amount, price and time of the grant of options may not be amended more than once every six months, other than to comport to changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. No termination or amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee, unless such termination or amendment is necessary to comply with any applicable law.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     For a description of the United States federal income tax consequences under current law of nonstatutory stock options granted under the Directors Plan, please see the discussion above under "APPROVAL OF AMENDMENT AND RESTATEMENT OF 1988 STOCK OPTION PLAN--Summary of United States Federal Income Tax Consequences of the Option Plan."

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     The Board of Directors believes that the proposed 1995 Outside Director Stock Option Plan, and the reservation of 100,000 shares of the Common Stock of the Company for issuance thereunder, is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN AND TO RESERVE 100,000 SHARES OF COMMON STOCK FOR ISSUANCE PURSUANT TO THE DIRECTORS PLAN.

                 APPROVAL OF 1996 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Board of Directors of the Company adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") in October 1995 to become effective upon its approval by the Company's stockholders. A total of 100,000 shares of Common Stock will be reserved for issuance under the Purchase Plan. The Board of Directors believes that the Purchase Plan will benefit the Company by providing its employees with an opportunity to purchase shares of Common Stock that should prove helpful in attracting, retaining, and motivating valued employees.

DESCRIPTION OF PLAN

     The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

     General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

     Shares Subject to Plan. A maximum of 100,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

     Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

     Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee has completed at least six months of continuous employment prior to the start of the Offering and is customarily employed for more than 20 hours per week. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan.

     Offerings. Generally, each Offering of Common Stock under the Purchase Plan is for a period of six months (an "Offering Period") commencing on or about February 1 and August 1 of each year (an "Offering Date"). However, subject to stockholder approval of the Purchase Plan, the first Offering Period will commence on February 8, 1996. The Board may establish a different term for one or more Offerings, not to exceed 27 months, or different commencement or ending dates for any Offering Period. Generally, shares are purchased on the last day of the Offering Period (a "Purchase Date"). The Purchase Plan also authorizes the Board to establish one or more additional Purchase Dates during an Offering Period.

     Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee's compensation on any payday during the Offering Period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

     Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of a number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the Offering Date or 500 shares. These dollar and share amounts will be prorated for any Offering Period that is less than 5 1/2 months or more than 6 1/2 months in duration. However, no participant may purchase under the Purchase Plan shares of Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

     On each Purchase Date, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of the Company's Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period.

     A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

     Transfer of Control. The Purchase Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the acquiring or successor corporation may assume the Company's rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may adjust the next Purchase Date to a date on or before the date of the Transfer of Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Transfer of Control will terminate.

     Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the
             ------
shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

     If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

     A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Both long-term and short-term capital gains are at present generally subject to the same tax rates as ordinary income, except that long-term capital gains are currently subject to a maximum tax rate of 28%.

     If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker nonvotes, on the other hand, will have no effect on the outcome of the vote.

     The Board of Directors believes that the availability of an opportunity to purchase shares under the Purchase Plan at a discount from market price is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 1996 EMPLOYEE STOCK PURCHASE PLAN AND TO RESERVE 100,000 SHARES OF COMMON STOCK FOR ISSUANCE PURSUANT TO THE PURCHASE PLAN.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for fiscal 1996. Ernst & Young LLP has acted in such capacity since its appointment for fiscal 1986. A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if the representative desires and will be available to respond to appropriate questions.

     In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as the Company's independent auditors is not obtained, the Board of Directors will reconsider said appointment.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1996. The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.


                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices at 19050 Pruneridge Avenue, Cupertino, California 95014 no later than September 5, 1996, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 1996 Annual Meeting of Stockholders of IKOS Systems, Inc. other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.


                                    By Order of the Board of Directors


                                    /s/ JOSEPH W. ROCKOM
                                    ----------------------------------
January 3, 1996                     Joseph W. Rockom
                                    Secretary

                              IKOS SYSTEMS, INC.
P
R                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
O                       SOLICITED BY THE BOARD OF DIRECTORS
X
Y
   The undersigned hereby appoints Gerald S. Casilli and Joseph W. Rockom, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in IKOS Systems, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95052 on Thursday, February 8, 1996 at 10:00 a.m. Pacific Standard Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                              [SEE REVERSE SIDE]

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5. A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

1.  Election of directors listed below.

    Nominees:  Gerald S. Casilli, Lutz P. Henckels, Ramon A. Nunez,
               James R. Oyler, Glenn E. Penisten

    FOR [_]      WITHHELD [_]

                                                               [_]  MARK HERE
                                                                    FOR ADDRESS
[_] ___________________________________________________             CHANGE AND
    FOR ALL NOMINEES EXCEPT AS NOTED ABOVE                          NOTE BELOW



                                                           FOR   AGAINST ABSTAIN
2.  To approve an amendment and restatement of the 1988    [_]     [_]    [_]
    Stock Option Plan increasing by 750,000, from
    2,142,857 to 2,892,857 the minimum aggregate number of shares of the Common Stock of the Company issuable under the plan, limiting the number of shares for which options may be granted to any employee in any fiscal year, and revising certain other provisions.

                                                           FOR   AGAINST ABSTAIN
3.  To approve the 1995 Outside Directors Stock Option
    Plan and reserve 100,000 shares of Common Stock of     [_]     [_]    [_]
    the Company for issuance pursuant to the plan.

                                                           FOR   AGAINST ABSTAIN
4.  To approve the 1996 Employee Stock Purchase Plan and   [_]     [_]    [_]
    reserve 100,000 shares of Common Stock of the Company for issuance pursuant to the plan.

                                                           FOR   AGAINST ABSTAIN
5.  To ratify the appointment of Ernst & Young LLP as      [_]     [_]    [_]
    the Company's independent auditors for the fiscal year ending September 28, 1996.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Signature: _______________________________________________ Date _______________

Signature: _______________________________________________ Date _______________


Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or the Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.